POWER OF ATTORNEY I, Joseph Eid, M.D., Head, Global Medical Affairs of Bristol-Myers Squibb Company (the "Company"), a corporation duly organized and existing under the laws of the State of Delaware, in the United States of America, and having its principal place of business at 430 E. 29 111 Street, 14th Floor, New York, New York, do hereby constitute and appoint each of Sandra Leung, Katherine R. Kelly, Lisa A. Atkins and James L. Cotton, individually, as my lawful attorney-in- fact and in my name, place and stead to execute and deliver any and all documents relating to insider repo1ting requirements under Section 16 of the Securities Exchange Act of 1934 with respect to securities issued by the Company, including, without limitation, the execution and filing of all Forms 3, 4 and 5, and to take such other action, as such attorney considers necessary or appropriate, to effectuate such transactions. This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4, and 5 with respect to securities issued by the Company, unless earlier revoked. JN WITNESS WHEREOF, I have executed this Power of Attorney on this 19 day of __I""u"'n"'e _____, 2019. Joseph Eid, M.D. LISA A. ATKINS Notary Publlc, State of New York No, 02A T6322835 Quiillflld In Kings County Commlulon Expires April 13, 2023